Exhibit 10.6(i)

Christine B. Munson
RETIREMENT AGREEMENT

          This Agreement is made by and between Christine B. Munson (“Munson” or “you”) and First Horizon National Corporation, its predecessors, successors, assigns, subsidiaries, parents, affiliates, and their respective directors, officers, employees and agents, attorneys and representatives, past, present, and future (the “Company”). This arrangement is offered in recognition of your many years of service with the Company and is accompanied with the Company’s hope that it will assist you during the transition period that follows.

          You acknowledge that you have had up to 21 days to evaluate this Agreement. After signing this Agreement, you have seven days during which you may revoke your decision. The evaluation period will end on the earlier of the date you sign this agreement or on November 19, 2012.

The Company and you agree as follows:

1. Agreement

          Your signature at the conclusion of this document represents your knowing and voluntary acceptance of this Agreement. You acknowledge that you have not been pressured in any way to sign this Agreement and that you have executed it of your own free will. This Agreement should be returned to Salomon Mizrahi, 300 Court Avenue, Sixth Floor, Memphis, Tennessee 38103, after you have fully executed it. By its execution of this Agreement, the Company acknowledges and confirms that nothing herein is intended to adversely affect any benefits, or the amount thereof, to which you are or may otherwise be entitled under plans or programs applicable to you except as expressly provided herein.

2. Retirement

          Effective the close of business December 31, 2012 (your “Retirement Date”), you agree to fully and finally retire: as Executive Vice President, Corporate Banking of the Company and of First Tennessee Bank National Association (the “Bank”); as a director and officer of any of their subsidiaries at which you may be serving as director and/or officer; as an executive officer within the meaning of the bylaws of the Company and its subsidiaries; and as an officer and employee in any other capacity of the Company and the Bank.

3. Consideration by the Company

          In consideration of your agreement to retire from on the Retirement Date, your release, your waiver of certain change in control benefits, and your other agreements as set forth in this Section and elsewhere in this Agreement, the Company agrees to provide you with the supplemental consideration specified in this Section. You acknowledge that you are not otherwise entitled to the supplemental consideration provided by this Section. In the event of your death, termination due to disability, or dismissal by the Company without good cause shown at any time after you sign this Agreement and prior to the payment of any of the supplemental consideration amounts provided by this Section, your entitlement to such amounts will not be adversely affected and, in the case of your death, any payments for which a beneficiary has not already been duly designated will be paid to your estate.

(A) GENERAL PROVISIONS ((i) through (iv)

          (i) Fulfillment Payments

          You will receive a one-time cash payment in the gross amount of $425,000 on the last payday of 2012. The size of this payment is approximately equal in amount to your 2012 cash salary rate. This payment, which does not constitute “salary” for any purpose, will be subject to ordinary payroll treatment and applicable tax withholding.

          You will receive a one-time cash payment on the last payday of 2012 in a gross amount equal to $14,500. This cash amount represents approximately twelve months of COBRA health insurance premi-

ums. This payment will be subject to ordinary payroll treatment and applicable tax withholding. Other than calculating the amount, this benefit is not related to any offer by the Company to you of, or any decision by you to purchase, COBRA coverage following your Retirement Date. Nothing in this Agreement is a commitment by the Company to offer COBRA or by you to purchase COBRA coverage.

          (ii) Cash Salary and Salary Stock Units (SSUs)

          You will continue to be paid your current cash salary through your Retirement Date.

          Your SSUs are not cash salary. Your unpaid 2011 SSUs will be paid in accordance with their normal schedule (i.e., you will receive the scheduled payments in December 2012). You will continue to have credited to you SSUs for the remainder of 2012 at your current crediting rate. Your 2012 SSUs will be paid in 2013 in accordance with their normal schedule (i.e., SSUs credited in the first half of 2012 will be paid in June or July 2013 and the balance will be paid in December 2013). The service condition to your 2012 SSUs that you remain employed with the Company through the scheduled vesting or payment date is modified: the revised service condition is that you must remain employed with the Company as provided in this Agreement through your Retirement Date.

          If a change in control event occurs, payment of SSUs will not be accelerated except at the Company’s election. If they are not accelerated and if the change in control event is transactional (as defined below), then the SSUs will be converted from units based on Company shares into units based on the consideration (cash and/or securities) for which Company shares are exchanged, into which they are converted, in such transaction. If the transactional change in control event is a liquidation of the Company, the SSUs will be cancelled and payment will be made to you as if each SSU were a share of Company common stock. Any such exchange, conversion, or liquidation of the SSUs will be done by the Company so as to avoid, to the extent practicable, any enlargement or dilution of value measured at the consummation date of the change in control event.

          (iii) 2012 MIP Bonus

          Your eligibility for an annual bonus for the 2012 plan year as provided under your bonus opportunity established in February 2012 under the MIP will not be cancelled or pro-rated as a result of your retirement under this Agreement, nor will it be enhanced in amount. The amount (if any) and timing of payment of any such bonus will be determined in accordance with the MIP and that bonus opportunity. However, the form of payment of any bonus earned is changed under this Agreement to 100% cash; no equity awards will be granted to you in partial payment of the bonus. The applicable terms and conditions of your 2012 bonus opportunity include, among other things: achievement of pre-established goals for 2012, including achievement under your personal plan; application of the Company’s compensation recovery policy and other clawback policies and practices; continuation of employment through the payment date; and the possible exercise of negative discretion by the Compensation Committee. The service condition to your 2012 MIP bonus opportunity that you remain employed with the Company through the scheduled payment date is modified: the revised service condition is that you must remain employed with the Company as provided in this Agreement through your Retirement Date.

          If a transactional change in control event occurs and the transaction is consummated before payment of your 2012 MIP bonus, the requirement in the MIP that you be discharged as a result of the change in control event will be waived.

          (iv) Financial Services

          The Company will continue to pay for financial planning services related to the 2012 personal tax year at the same level currently provided.

(B) PROVISIONS FOR EQUITY AWARDS ((v) and (vi))

          Except as expressly provided below, the service condition to your outstanding equity awards that you remain employed with the Company through the scheduled vesting or payment date (as applicable) is modified: the revised service condition is that you must remain employed with the Company as provided in this Agreement through your Retirement Date. Subsections (v) and (vi) below describe the vesting and/or payment of certain awards at certain future times. In each case, the benefit provided by this Agreement is limited to the Company’s modification of the service condition as provided above. Other conditions to payment or vesting that may be provided in the terms of such awards, such as unfulfilled performance conditions or non-competition conditions, remain unchanged by this Agreement and continue in effect unless otherwise expressly provided in this Agreement. The applicable change in control provisions are modified as provided below. In all cases any gross amount of cash or shares payable to you will be reduced by applicable withholding taxes. Also, you will no longer be eligible for future equity award grants of any sort (except in connection with SSUs as provided above) for the remainder of 2012.

          You and the Company agree that the numbers of shares, units, and other amounts set forth in the remainder of this section and correspondingly in the summary table appended to this Agreement represent the Company’s determination of the amounts in conformity with the language in this section. That language represents the agreement of the parties. At the time this Agreement is signed the Company and you acknowledge that the accuracy of such numbers has not been fully confirmed. The parties agree that if at any time prior to payment either party determines that any such number is erroneous, the correct number shall be substituted for the incorrect one. The parties further agree to share underlying data cooperatively with the goal that all parties come to an acceptance that such numbers are correct.

          (v) Service-Vested (non-performance) Restricted Stock and Stock Options

          A total of 37,802 shares of unvested service-vested restricted stock are outstanding at this time. This represents the full amount of your currently outstanding unvested restricted stock awards, including awards related to your 2011 MIP bonus. All shares will vest on your Retirement Date. Delivery may be made in January 2013 for administrative convenience of the Company.

          Currently you have stock options granted at various times with various exercise prices. Some are vested (exercisable) and others, granted in 2011 and 2012, are not vested. The vesting of the then-unvested portions of your options will be accelerated on your Retirement Date, and the expiration date of each option which is wholly or partly unvested at that time will be the third anniversary of your Retirement Date or the original expiration date, whichever is sooner. No other conditions or requirements of your options are modified or waived. Your fully vested stock options may be affected by your retirement under their original terms but are not modified by this Agreement, as provided in Section 8.

          (vi) Performance Stock Units (PSUs)

          2009 PSU Award. The amount of your 2009 PSU award remaining outstanding is 20,525 units. This amounts has not been pro-rated or otherwise reduced by this Agreement. The performance condition for your 2009 award has been fully met. Half of this award was paid in 2012 and the other half is scheduled for payment in 2013 on the fourth anniversary of grant. The service requirement for the 2013 payment of this award will be waived on your Retirement Date but payment will not be accelerated. Like all PSUs, this award is intended to be paid in shares.

          2010 PSU Award. The amount of your 2010 PSU award is 17,982 units. This amount has not been pro-rated or otherwise reduced by this Agreement. The performance condition for your 2010 award was modified for the Company’s 2010 stock offering. As modified, the performance condition has been met at the 50% level for each award based on performance during 2011. Future modifications to the 2010 performance condition, which would affect all 2010 PSU awards including yours, continue to be possible. The last two remaining performance period years are 2012 and 2013. The final performance level can rise above the current 50%, to a maximum of 100%, based on performance during either of those last two years in accordance with the award’s modified performance grid, but cannot be reduced below the previously-achieved level of 50%. If performance in those last two years is no better than it was in 2011, then 50% of your 2010 PSU award will forfeit and the other 50% will be paid half in 2013 and half in 2014 as provided in each award.

          2011 PSU Award. The target amount of your 2011 PSU award is 14,177 units. The maximum amount of your 2011 PSU award is 21,265 units, or 150% of target. These amounts have not been pro-rated or otherwise reduced by this Agreement. The performance condition for your 2011 PSU award has not been met. The performance period consists of the three years 2011 through 2013. If the applicable minimum performance condition is not met during the performance period, your 2011 PSU award will forfeit completely. If the applicable performance condition is met at least minimally as provided in the award, you will receive all or a portion of the award in accordance with the award’s performance grid, ranging from 50% to 150% of target. Any payment will be made in accordance with the normal payment schedule provided in that award (approximately three years after grant).

          2012 PSU Award. The target amount of your 2012 PSU award is 24,260 units. The maximum amount of your 2012 PSU award is 36,390 units, or 150% of target. These amounts have not been pro-rated or otherwise reduced by this Agreement. The performance condition for your 2012 PSU award has not been met. The performance period consists of the three years 2012 through 2014. If the applicable minimum performance condition is not met during the performance period, your 2012 PSU award will forfeit completely. If the applicable performance condition is met at least minimally as provided in the award, you will receive all or a portion of the award in accordance with the award’s performance grid, ranging from 50% to 150% of target. Any payment will be made in accordance with the normal payment schedule provided in that award (approximately three years after grant).

          Change in Control Provisions for all PSU Awards. By signing this Agreement you irrevocably waive, effective on your Retirement Date, the change in control provisions applicable to your PSU awards. Instead, the provisions in the following paragraphs a) and b) will govern the impact on your awards of a change in control event.

a)

A non-transactional change in control event occurring after your Retirement Date will result in no satisfaction or waiver of performance conditions regarding, no satisfaction or waiver of any other condition regarding, and no accelerated payment of, any of your PSU awards still outstanding at that time. Such an event will have no effect on your outstanding PSU awards at all.

b)

If a transactional change in control event occurs after your Retirement Date, and if the related transaction is consummated while any of your PSU awards remain outstanding and unpaid, then each such outstanding award, at the maximum amount provided above for the 2010 award and at the target amounts provided above for the 2011 and 2012 awards, will be paid to you upon consummation of the change in control transaction. In any such case the requirement for vesting and payment that you be discharged as a result of the change in control event will be waived. If the change in control transaction fails to be consummated for any reason, your awards will not be vested or paid under this paragraph in connection with that event even if a transactional change in control event technically has occurred.

(C) CERTAIN TERMS USED IN SECTION 3 AND ELSEWHERE

          “MIP” means the Company’ s Management Incentive Plan.

          “ECP” means the Company’s Equity Compensation Plan.

          “Plan” means the MIP for all purposes related to SSUs and MIP bonuses; for all other purposes, “Plan” means the ECP.

          “Change in control” has the meaning given in the applicable Plan.

          “Transactional change in control” means a change in control event defined in paragraphs (iii) or (iv) of the Plan’s “change in control” definition. Examples of transactional change in control events include a merger, a sale of substantially all of the Company’s assets, or a complete liquidation of the Company.

          “Non-transactional change in control” means a change in control event defined in paragraphs (i) or (ii) of the Plan’s “change in control” definition. Examples of non-transactional change in control events include events resulting in a change in voting control of the Company’s stock or in control of the board’s membership.

4. Confidentiality and Non-Disclosure

          In order to protect the legitimate interests of the Company and its subsidiaries, you agree that you will not disclose to others at any time in the future, whether directly or indirectly, any information relating to the Company’s business operations, plans or other confidential business information and/or trade secrets of the Company which you received or to which you were given access during your employment with the Company; provided, however, the obligations set forth in this sentence will expire on the second anniversary of your Retirement Date, except as may be required by customer protection or other applicable laws and regulations. If such information is required to be produced by law, court order, or governmental authority, you must promptly notify the Company of that obligation. You may not produce or disclose any such information until the Company has (a) requested protection from the court or other legal or governmental authority issuing the process and the request has been denied or pending action on the request you subsequently have been ordered to produce or disclose such information, (b) consented in writing to such production or disclosure, or (c) taken no action to protect its interest within ten (10) business days (or such shorter period required by order of a court or other legal or governmental authority) after receipt of your notice.

5. Release and Waiver

          In consideration for the payments and benefits described in Section 3 above and elsewhere in this Agreement, and for other good and valuable consideration, the receipt of which you acknowledge by your signature in the space provided below, but subject to the provisions of Section 7 of this Agreement, you do, for yourself, your heirs, personal representatives, agents and assigns, fully, absolutely, and unconditionally release, acquit and forever discharge the Company, and any and all of its predecessors, successors, assigns, subsidiaries, parents, affiliates, and their respective directors, officers, employees and agents, attorneys and representatives, past, present, and future, from any and all claims, losses, demands, liabilities, causes of action, fees (including attorney’s fees), compensation, back pay and/or front pay, employment or re-employment and any other benefits, obligation or liability of any kind, known or unknown, whether heretofore asserted or unasserted, including but not limited to all causes of action arising out of or in any way related to your employment by the Company, or your separation, whether arising out of or related to Title VII of the Civil Rights Act of 1964, as amended (“Title VII”); the Civil Rights Act of 1991; the Sarbanes-Oxley Act; the Americans with Disabilities Act of 1990; the Age Discrimination in Employment Act of 1967, as amended, (the “ADEA”), the Family and Medical Leave Act (“FMLA”), the Fair Labor Standards Act (“FLSA”), the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Tennessee Human Rights Act, Tennessee Code Annotated section 4-21-101 et seq, and Tennessee Code Annotated 8-50-103 (Employment of the Handicapped), and any other federal or state, local, or city statute, code, ordinance, rule, regulation, or common law governing, controlling or otherwise dealing with employment, employment discrimination or equal employment opportunity, unemployment compensation, employment termination, retaliation, or otherwise all causes of action occurring from the beginning of time to the date of this Agreement; provided, however, that notwithstanding the foregoing, you do not release, discharge or waive any claims arising under or related to any obligation owed to you by the Company under this Agreement or any claims for compensation, benefits or entitlements that you have earned as an employee of the Company pursuant to any Company plan, policy, program, arrangement or other agreement not affected by this Agreement, including those benefits identified in the first two paragraphs of Section 8 of this Agreement.

          Notwithstanding the foregoing or anything to the contrary contained in this Agreement, nothing herein is intended to or shall adversely affect any obligation the Company may have to indemnify you, hold you harmless or advance to you or pay expenses to the fullest extent permitted in accordance with the Company’s Bylaws or any individual indemnity agreement in place at the time of this Agreement, and it is agreed that nothing in this Agreement will be construed as a waiver by you of any such rights.

6. Non-Disparagement and Non-Competition

          Non-Disparagement

          The Company and you jointly agree that neither will participate in, assist in, nor encourage any activity or efforts to damage the business or personal reputations of the other, and that neither will attempt to adversely affect the other’s relationships with employees, customers, business partners, or other individuals or entities.

          Non-Competition / Non-Solicitation.

          In return for the consideration provided herein by the Company, you agree that for a period of two (2) years following your Retirement Date, you will not in any manner, directly or indirectly, compete with any Affiliated Company by accepting employment from or having any other relationship with (including, without limitation, through owning, managing, operating, controlling or consulting) a competitor of any Affiliated Company. “Affiliated Company” refers to each of the following: the Company, the Bank, and any of their subsidiaries or affiliated companies. This agreement does not prevent you from working as a consultant to other financial companies as long as that work does not have you serving in a capacity that involves hiring and managing staff that competes with the Company and you must comply with the non-soliciatation covenant discussed below.

          You further agree that for a period of two (2) years following your Retirement Date, you will not, either on your own behalf or on behalf of any other person or entity, in any manner directly or indirectly solicit, hire or encourage any person who is then an employee of any Affiliated Company to leave the employment of any Affiliated Company.

          You further agree that for a period of two (2) years following your Retirement Date, you will not, either on your own behalf or on behalf of any other person or entity, in any manner directly or indirectly solicit or contact any person or entity who is a Customer of any Affiliated Company at the time of such solicitation or contact, with the intent of providing one or more services to that Customer of a nature similar to services provided by that Affiliated Company to Customers generally

          You acknowledge and agree that the restrictions set forth in this Agreement are reasonable and necessary for the protection of each Affiliated Company’s business and goodwill, and that you are being compensated under this Agreement for agreeing to such restrictions.

7. Acknowledgment of OWBPA Compliance

          Because this Agreement includes a release and waiver as to claims under the Age Discrimination in Employment Act, your signature below acknowledges that it complies with the Older Workers Benefit Protection Act (“OWBPA”) of 1990 and further acknowledges that you confirm, understand and agree to the terms and conditions of this Agreement; that these terms are written in lay persons terms, and that you have been fully advised of your right to seek the advice of an attorney, as well as tax advisors to review this Agreement. You acknowledge receiving not less than twenty one (21) calendar days in which to consider this Agreement to ensure that your execution of this Agreement is knowing and voluntary. In signing below, you expressly acknowledge that you have been afforded at least twenty-one (21) days to consider this Agreement and that your execution of same is with full knowledge of the consequences thereof and is of your own free will. By signing on the date below, if less than twenty-one (21) days, you voluntarily elect to forgo waiting twenty-one (21) full days. You agree that any change, material or immaterial, to the terms of this Agreement does not restart the running of the twenty-one (21) day period.

8. Other Benefits; Stock Options; Change in Control Agreement

          Other than as provided below or elsewhere expressly in this Agreement, your right to benefits under all other plans of the Company is not affected by your signature to this Agreement. This includes your qualifed pension benefit, Pension Restoration Plan benefit, 401(k) savings plan account, life and disability insurance benefits, normal post-retirement medical benefits for executives, and any deferred compensation accounts.

          Except for options granted in 2011 and 2012 (treated in Section 3.v.), your stock options will not be altered by this Agreement. Your pre-2011 options all currently are vested (exercisable). Your retirement qualifies as an approved early retirement under your pre-2011 option awards. Accordingly, your outstanding pre-2011 options will expire, unless exercised, upon the earlier of the original expiration date or the third anniversary of your Retirement Date. Your deferral stock options will expire the earlier of the original expiration date or the fifth anniversary of your Retirement Date. As a consequence of the foregoing, your options granted before 2011 will avoid immediate forfeiture upon retirement, though their remaining terms in many cases will be shortened.

          You and the Company agree that your change in control severance agreement with the Company, including all amendments thereto, is cancelled and terminated effective immediately. Moreover, you agree that effective immediately you will not be eligible to receive benefits, and will not be paid any benefits, under the Company’s Severance Pay Plan or any similar severance plan or program through which the Company or its subsidiaries offer or pay severance benefits to officers or employees in connection with a change in control event.

9. Right of Revocation

          Your signature also acknowledges that, in compliance with the OWBPA mentioned above, you have been fully advised by the Company of your right to revoke and nullify this release and Agreement, which right must be exercised if at all, within seven (7) days of the date of your signature. Any revocation of this agreement must be in writing, addressed to First Tennessee Bank, attention Salomon Mizrahi, Human Resources Division, 300 Court Avenue, Sixth Floor, Memphis, Tennessee 38103. The Company must be notified within the foregoing seven day period. This agreement will not become effective or enforceable until the expiration of the seven day period. In the event the Company enters into a merger or other change-in-control agreement after you sign this release and Agreement, you will not be eligible for change-in-control severance benefits under your current change-in-control agreement.

10. Breach and Remedies

          (A) If you resign prior to your Retirement Date then the consideration provided to you under Section 3 of this Agreement shall be cancelled and forfeited, and you will be responsible for repayment to the Company of any cash, shares, and other amounts previously paid to you pursuant to Section 3 of this Agreement. This paragraph does not apply to cash salary under Section 3(ii) which has been paid prior to such resignation.

          (B) If you fail to comply with any covenant, agreement, or other obligation of this Agreement in any material respect other than your agreement to remain employed through Retirement Date (“Breach”) and if such Breach continues for thirty (30) days after the Company sends you notice which expressly states that you shall forfeit the consideration provided to you under Section 3 of this Agreement if such Breach is not corrected, then the consideration provided to you under Section 3 of this Agreement shall be cancelled and forfeited, and you will be responsible for repayment of all cash, shares, and other amounts previously paid to you pursuant to Section 3 of this Agreement. If, however, during such 30 days you truly and fully halt the failure which caused the Breach and within ten (10) days thereafter send notice to the Company of your actions taken to accomplish the halt, then the Company’s sole remedies related to your Breach shall be (i) seeking specific performance, injunctive, or other equitable relief, and (ii) the Company’s actual damages, including costs as provided below if the Company brings an action and prevails. For this purpose: notice to you will be deemed sent to you if the Company provides actual no-

tice to you by any means or if the Company mails notice to you at your last known address used for pension, compensation, or other employment-related communications; and, notice to the Company will be deemed sent to the Company if actually provided to the Company’s Chief Executive Officer or Chief Financial Officer by any means or if mailed to either such officer using the U.S. Postal Service, postage pre-paid, at the Company’s headquarters mailing address, which currently is 165 Madison Avenue, 23rd Floor, Memphis, TN 38103. Notwithstanding the foregoing, the cash salary provided under Section 3(ii) shall not be forfeited, cancelled, or subject to repayment if such Breach first occurs after your Retirement Date.

          (C) If you breach or threaten to breach any obligation in this Agreement, the Company may seek specific performance and/or injunctive relief against you to prevent such continued or threatened breach, in addition to any other remedies available to it under this Agreement or the law.

          (D) If a court of competent jurisdiction determines a prevailing party in any litigation or other court proceeding related to this Agreement, the non-prevailing party agrees to pay all court costs and reasonable attorneys’ fees and costs of the prevailing party related to such litigation or other court proceeding.

11. Return of Documents

          By your signature, you acknowledge and confirm that you will return to the Company any and all documents belonging to it, as well as any other property which belongs to it, and that no such documents or materials or property will be retained by you after your Retirement Date.

12. Binding Effect

          Upon your signing this Agreement, and after the expiration of seven (7) days as provided in Section 9, it will become effective and is binding upon you and the Company and their respective successors, assigns, heirs, and personal representatives.

13. Severability

          A finding that any provision of this Agreement is void or unenforceable shall not affect the validity or enforceability of any other provisions of this Agreement.

14. Drafting

          This Agreement is a product of negotiations between the parties and in construing the provisions of this Agreement, no inference or presumption shall be drawn against either party on the basis of which party or their attorneys drafted this Agreement.

15. Captions

          The captions to the various Sections of this Agreement are for convenience only and are not part of this Agreement.

16. Sole Agreement

          By your signature, you also confirm that the only consideration for your signing this Agreement are the terms set forth within it, and that no other promise or agreement of any kind has been made to you by the Company or anyone acting by, for, or on its behalf.

          YOU ALSO AFFIRM THAT YOU HAVE BEEN FREE TO DISCUSS THIS MATTER PRIVATELY AND THOROUGHLY WITH A FINANCIAL COUNSELOR AND AN ATTORNEY OF YOUR CHOICE AND THAT YOU FULLY UNDERSTAND THE MEANING AND INTENT OF THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, ITS FINAL AND BINDING EFFECT.

          This Agreement covers in detail each and every element of the retirement agreement agreed upon between you and the Company. Your signature in the space provided below will confirm that you have had an unhurried opportunity to carefully read and review this Agreement and seek advice with respect to its content, and that you fully understand its meaning in all respects.

          This Agreement may be enforced by the parties in any state or federal court of competent jurisdiction. This Agreement is governed by the substantive laws of the state of Tennessee, without regard to conflicts of laws statutes or principles.

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I HAVE READ THE FOREGOING AGREEMENT, HAVE HAD A REASONABLE AND ADEQUATE OPPORTUNITY TO REVIEW IT, AND FULLY UNDERSTAND AND VOLUNTARILY SIGN THE SAME.

/s/ Christine B. Munson	11/19/2012

Christine B. Munson	Date

Witnessed by:

[NOTARY SEAL]	My Commission Expires:
/s/ Paula M. Seaton	December 12, 2012

Notary of the State of Tennessee

First Horizon National Corporation

/s/ John M. Daniel	Nov. 19, 2012
By:

John M. Daniel	Date
Executive Vice President and
Chief Human Resources Officer